UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2022

QUALTEK SERVICES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40147	83-3584928
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

475 Sentry Parkway E, Suite 200, Blue Bell, PA 19422
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (484) 804-4585

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock	QTEK	The Nasdaq Stock Market LLC
Warrants	QTEKW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer

As part of its ongoing focus on efforts to drive greater finance and accounting rigor, the board of directors (the “Board”) of QualTek Services Inc. (the “Company”) appointed Matthew J. McColgan, age 40, as Chief Financial Officer of the Company, effective December 10, 2022. Mr. McColgan has served as the Company’s Senior Vice President of Finance and Treasurer since July 2022. Mr. McColgan began his career at PricewaterhouseCoopers, LLP (“PwC”), where he spent more than fifteen years serving in different audit related positions both in the United States and in Europe, and ultimately served as an Assurance Director where he was responsible for developing global audit strategies, and leading teams in navigating through complex business issues, accounting, internal controls, and SEC financial reporting matters. Immediately prior to joining the Company and after departing from PwC, from April 2021, Mr. McColgan was at Armstrong Flooring, Inc. (OTC:AFIIQ), where he most recently served as its Vice President of Finance and Treasurer, where he led multiple finance groups, and spearheaded several cost reduction and process improvement initiatives. Mr. McColgan received a Bachelor of Science degree in Accountancy from Villanova University and is a Certified Public Accountant.

In connection with his appointment, QualTek LLC, the Company’s indirect subsidiary and Mr. McColgan entered into an Employment Agreement (the “Employment Agreement”) which provides that Mr. McColgan’s base salary will be $350,000 per year, and he will be eligible for an annual performance cash bonus of up to $175,000, based on the achievement of the Company’s corporate objectives and Mr. McColgan’s individual objectives, in each case, as established by the Board or the Compensation Committee. In addition, Mr. McColgan will receive a promotion equity award in the form of 100,000 stock options that will vest in four equal annual installments, subject to Mr. McColgan's continued service through each applicable vesting date.

Mr. McColgan is eligible to participate in the benefit plans and programs generally available to the Company’s employees. Mr. McColgan will also be entitled to reimbursement of all reasonable business expenses incurred or paid by him in the performance of his duties and responsibilities for the Company, subject to receipt of evidence of such expenses reasonably satisfactory to the Company. If Mr. McColgan is terminated without cause or if Mr. McColgan terminates his employment for good reason, the Company agrees to provide to Mr. McColgan as severance: (i) an amount equal to one times his base salary, (ii) an amount equal to a pro-rata share of his annual performance cash bonus, based on number of days Mr. McColgan worked in the year, if the required metrics are achieved and payable when all continuing executives receive their annual performance cash bonus, and (iii) accelerated vesting for a pro-rata portion of his then vesting time-based equity awards that would have vested absent his termination based on number of days Mr. McColgan worked since the last vesting date. If Mr. McColgan’s employment is terminated under these circumstances during the twelve-month period that follows, or the six-month period that precedes, a change in control (as defined in the Employment Agreement), subject to his execution of a release agreement in favor of the Company, in addition to the severance described above, Mr. McColgan will earn an additional bonus equal to his earned performance bonus for the Company’s most recently completed fiscal year.

The summary of the Employment Agreement set forth above does not purport to be a complete statement of the terms of such document. The summary is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Mr. McColgan does not have any family relationships with any of the Company’s other officers or directors and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Executive Departures

 Adam Spittler, the Company’s former Chief Financial Officer, separated with the Company, effective December 9, 2022. Additionally, as of December 9, 2022, as part of its on-going evaluation of organizational structure to support business goals, the full-time executive position of Chief Administrative Officer has been eliminated. As a result of this restructuring, former Chief Administrative Officer Elizabeth Downey, is no longer with the Company.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits.

	10.1	Employment Agreement between Matthew McColgan and QualTek Services Inc., dated December 10, 2022

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALTEK SERVICES INC.

/s/ Christopher S. Hisey
Name: Christopher S. Hisey
Title: Chief Executive Officer

Date: December 13, 2022